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                       [WESTON PRESS RELEASE LETTERHEAD]





WESTON Media Contact: Kathryn Jones
(610) 701-3087

WESTON Financial Contact: Bruce Flamm
(610) 701-4535

Recra Contact:  Robert A. Stadelmaier
President & CEO
(716) 691-2600

FOR RELEASE MARCH 10, 1997



                 WESTON ANNOUNCES AGREEMENT TO SELL LABORATORY
                      ASSETS TO RECRA ENVIRONMENTAL, INC.


WEST CHESTER, Pa. -- Roy F. Weston, Inc.(WESTON(R)) (Nasdaq:WSTNA), a leading international environmental services firm, announced today that it has signed an agreement to sell the assets of its Environmental Metrics Division to Recra Environmental, Inc. (Recra) of Amherst, N.Y.

         The sale principally involves analytical laboratories in Lionville, Pa., and University Park, Ill. The transaction is expected to be completed by the end of the second quarter of 1997.

         "The disposition of these assets will aid WESTON in continuing to reposition its service mix for strategic growth opportunities," said WESTON
President and Chief Executive Officer William J. Marrazzo.   Marrazzo also
emphasized that as part of the purchase price WESTON was taking a preferred stock interest in Recra, evidencing WESTON's confidence that Recra will provide WESTON clients with superior and cost-effective laboratory service.

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         According to Recra President and Chief Executive Officer Robert A.
Stadelmaier, "The acquisition of WESTON's analytical laboratory business will more than double our capacity, but, more importantly, add laboratories with very strong technical capabilities and a top-notch reputation for quality and service to both the public and private sectors."

         Stadelmaier said no major changes in management or technical personnel are anticipated by Recra, which plans to keep the existing environmental laboratory operations, quality assurance plans, operating procedures, licenses, certifications and approvals in place and unaffected.

         Recra has been a leading provider of environmental analytical services to industry and government since 1977. The company has laboratories in Amherst, N.Y., Pittsburgh, Pa., and Houston, Texas, and service locations in Detroit, Mich., and Cleveland, Ohio.

         Roy F. Weston, Inc. partners with its public and private sector clients to provide integrated environmental services that help clients achieve their economic goals. Headquartered in West Chester, Pa., WESTON provides consulting, engineering and design, environmental construction, facilities management, and program and business systems management through its worldwide network of offices. For more information about the company, click to WESTON On The Web at


                            HTTP://WWW.RFWESTON.COM


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